As filed with the Securities and Exchange Commission on January 6, 2015

Registration No. 333-126902

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pike Corporation

(Exact name of registrant as specified in its charter)

North Carolina	20-3112047
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Pike Way Mount Airy, North Carolina	27030
(Address of Principal Executive Offices)	(Zip Code)

Pike Holdings, Inc. 2002 Stock Option Plan A

Pike Holdings, Inc. 2002 Stock Option Plan B

Pike Electric Corporation 2005 Omnibus Incentive Compensation Plan

(Full title of the plans)

Anthony K. Slater

Executive Vice President & Chief Financial Officer

Pike Corporation

100 Pike Way

Mount Airy, North Carolina 27030

(Name and address of agent for service)

(336) 789-2171

(Telephone number, including area code, of agent for service)

Copies to:

James R. Wyche, Esq. Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, North Carolina 28202-4003 (704) 331-1000	Geraldine A. Sinatra, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104-2808 (215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 333-126902) filed by Pike Corporation, a North Carolina corporation (f/k/a Pike Electric Corporation, the “Company”), on July 27, 2005, as amended by Post-Effective Amendment No. 1 to the Registration Statement filed by the Company on November 7, 2013 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registered 5,968,687 shares of the Company’s common stock for issuance and sale pursuant to the Pike Holdings, Inc. 2002 Stock Option Plan A, the Pike Holdings, Inc. 2002 Stock Option Plan B and the Pike Electric Corporation 2005 Omnibus Incentive Compensation Plan.

On December 22, 2014, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of August 4, 2014 (the “Merger Agreement”), by and among the Company, Pioneer Parent, Inc., a Delaware corporation (“Parent”), and Pioneer Merger Sub, Inc., a North Carolina corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements. In accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement pursuant to Rule 478 under the Securities Act to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Airy, State of North Carolina, on January 6, 2015.

PIKE CORPORATION

By:	/s/ Anthony K. Slater
Name:	Anthony K. Slater
Title:	Executive Vice President and Chief Financial Officer